AGREEMENT

EXECUTIVE AGREEMENT made of this 12th day of May, 2010, between Anthony G. Roth (the “Roth” and/or “Executive”), and AFH Holding II, Inc., to be renamed First Blush Brands, Inc., a Blank Check Holding Company identified for business (the “Company”).

WHEREAS, the Shareholders & Board of Directors of the Company believes it to be to its advantage to ensure that Roth render his services to the Company as hereinafter provided;

WHEREAS, it is anticipated that a business combination of First Blush, Inc., a Delaware corporation, that manufactures, markets and distributes certain juice and tea retail products, and the Company shall be concluded on or before May 31, 2010; and

WHEREAS, As a newly appointed Director, Roth is empowered to negotiate capitalization, mergers & acquisitions, and direct general administration of operations as they pertain to the development of the Company.  This Agreement requires that Roth be installed as Chief Executive Officer and President of the Company contemplated to merger with First Blush, Inc. whereby he will be trusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company’s business to improve the business during the capitalization and business combination period.   Roth shall remain as the President & CEO and Director of the combined business upon merger;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Position and Responsibilities:  Roth shall serve as the Executive Chairman, and upon closing the planned capitalization, Roth shall be installed as President and Chief Executive Officer of the Company, and Roth shall exercise such powers and comply with and perform such directions and duties regarding the business and affairs of the Company as may from time to time be vested in or given to him by the Board of Directors of the Company (the “Board) and shall use all best efforts to improve and extend the business of the Company.  Roth shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board.  Roth’s duties will include managing the strategic direction of the Company’s business, investor relations, marketing, sales, product development, trade secrets, IT technology and business development, including leading potential merger and acquisitions. Upon installation as President & CEO, Roth agrees to devote  his time, attention and services, on an exclusive basis as CEO, to the discharge of such duties for the best interest of the Company. The Board shall nominate and appoint Roth as Executive Chairman of the Board for so long as he serves as President and Chief Executive Officer of the Company.  Thereafter, during the term of this Agreement, and for so long as Roth remains the Chief Executive Officer, the Board of Directors shall designate and nominate the Roth as a director of the Company and, if elected by the members or equity holders of the Company, the Roth shall accept such position and perform his duties thereunder.  The parties acknowledge and recognize that the Executive serves as an advisor and/or board member of various other organizations and acknowledges that the Executive is free to continue and expand these relationships provided they are disclosed to the Board of Directors; provided, they do not impact or conflict with the Roth’s services to the Company.

2.           Compensation: Salary, Bonuses and Other Benefits. During the term of this Agreement, the Company shall pay or accrue documented,  reasonable, (pre-approved above $1,000), third party, out-of-pocket expenses not to exceed $6,000 without written approval incurred by Roth for the months prior to the Company closing its first round of financing (which shall be not less than $1,500,000, unless otherwise agreed to by the parties), such closing anticipated to be not later than May 31, 2010 (“First Round Financing”).  Upon the closing of the First Round Financing, the terms and conditions of this Agreement shall take effect, including but not limited to the obligations of the Company to pay the salary, benefits and  other fringe benefits contained herein.  The parties acknowledge and agree that all out of pocket costs and expenses owed to Roth hereunder shall not be due and payable until the Closing of the Financing, and such reimbursement may be paid in the form of cash ..

(A)           Salary.  In consideration of the services to be rendered by the Roth to the Company under this Agreement, upon closing of the First Round Financing of the Company, Roth will receive an annual base salary of $345,000.  Such annual salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time.  Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, in conformity with the Company’s prevailing practices.  The annual base salary for subsequent years during the term of this Agreement shall be reviewed annually by the Board, and shall be determined by the Board for each subsequent year during the term of this Agreement.

(B)           Bonus.  Roth shall be eligible for bonuses based upon targets, goals and objectives established in good faith by the Roth and the Board.  The full bonus will be paid if the Roth achieves all of the targets, goals and objectives so established. Roth’s annual bonus shall be targeted at, 50% of the then current annual base salary.  The annual bonus award will be based upon achievements in three areas; 20% of the award will be upon the success of strategic objectives as initiated periodically and approved by the Board of Directors’; 30% of the award will be based upon the achievement of the Company’s Revenue Performance goals; and 50% of the award will be based upon the individual performance, the Company’s combined financial performance measurements including profitability (EBITA) and the intrinsic/market value of the Company, financing efforts and success.  The annual bonus for Roth shall be payable in cash or Options at the mutual written agreement of Roth and the Board and will be due the month following the delivery of the Company’s annual operating results to the Board of Directors and shall be awarded at the discretion of the Board of Directors, unless otherwise agreed to by the parties. In addition to the above bonus schedules, Roth shall also receive a pro-rata% ownership of founding stock in the newly formed Company, post merger with First Blush, Inc., in consideration for his $75,000 capital investment in the Blank Check Holding Co. Roth’s ownership % will be adjusted to match the pro rata share based on the final valuation of the First Round Financing.

(C)           Incentive Stock Options.  Roth shall be granted options pursuant to the Company’s Stock Option Plan (“Plan”) to purchase no less than 5% of Company’s fully-diluted shares at the time the Plan is adopted by the Shareholders and/or Board of Directors.  The exercise price shall be set by the Board of Directors on the date of grant.  Provided Roth is still employed by the Company, the  options shall vest over a four (4) year period as follows:  25% shall vest 12 months  after the grant; and 75% shall vest in quarterly installments thereafter. Roth agrees to enter into a stock option agreement with Company containing the above terms and provisions of the options together with such other terms and conditions as counsel for the Company may reasonably require to assure compliance with applicable state and federal law and stock exchange requirements in connection with the issuance of Company common stock upon exercise of options to be granted as provided herein, or as may be required to comply with the Plan.

(D)           Reimbursement of Expenses; Fringe Benefits.  The Roth will be entitled to prompt reimbursement for all of his third party, documented out of pocket costs and expenses related to business travel, lodging and entertainment in accordance with the Company’s prevailing policy for Directors and Officers.  Roth will be entitled to participate on the same basis with all other officers and Directors of the Company in the Company’s standard benefits package made generally available to all other officers and employees, including 401(k), group health, disability, & life insurance programs, and all benefits.

(E)           Vacation.  Roth shall be entitled to a paid vacation (taken consecutively or in segments) of three (3) weeks during each fiscal year, adjusted pro rata for any partial fiscal year during the term hereof.  Roth may accrue a maximum of up to 6 weeks; any accrued and unused vacation in excess of 6 weeks shall be forfeited by Roth.  Roth agrees that he shall not take more than two weeks of consecutive vacation time during the first twenty-four (24) months of employment.  Roth and the Board may from time-to-time mutually agree to compensate Roth for unused vacation via payment for time served in cash or equity upon the sole discretion of the Board of Directors.

3.           Performance Review.  Commencing on the first anniversary of this Agreement, and throughout the term of this Agreement, the Board and Roth shall in good faith review the performance by, and the compensation payable to, Roth for the prior year and the proposed performance by, and compensation to, Roth for the then forthcoming year.

4.           Term.  The term of this Agreement shall commence on the date first above written and shall terminate on the earlier to occur of (i) December 31, 2011, (ii) the death or  disability of Roth, or (iii) the occurrence of any of the circumstances described in Section 5 hereof (the “Expiration Date”).  In the event of death or disability, Roth’s estate shall receive payment of all unpaid or accrued salary, earned bonuses, and vesting of equity participation, in accordance with Section 5(C) of this agreement.

5.           Termination. Roth’s term of employment under this Agreement may be earlier terminated as follows:

(A)           At the election of the Company for Just Cause.  The Company may, immediately and unilaterally, terminate Roth’s employment hereunder “for just cause” at any time during the term of this Agreement upon ten (10) days’ advance written notice to Roth.  Termination of Roth’s employment by the Company shall constitute a termination “for just cause” under this Section if such termination is for one or more of the following causes: (i) the substantial failure of Roth to render services to the Company in accordance with his assigned duties consistent with this Agreement after a good faith review by the Board; (ii) misconduct or gross negligence of Roth in connection with the performance of his assigned duties or breach of the material terms of this Agreement or the other agreements executed in connection with this Agreement, the Company or his employment; (iii) incompetence, willful misconduct, willful violation of any law, rule or regulation or final cease-and-desist order which adversely affects Roth's ability to perform such obligations, or which materially adversely affects the business activities, reputation, goodwill or image of the Company; (iv) dishonesty or breach of fiduciary duty; (v) the commission by Roth of an act of fraud, embezzlement or deliberate disregard of the rules or policies of the Company which results in  loss, damage or injury to the Company or adversely affects the business activities, reputation, goodwill or image of the Company; (vi) the unauthorized disclosure by Roth of any trade secret or confidential information of the Company or any of its clients or customers, which results in material damage or injury to the Company or adversely affects the business activities, reputation, goodwill or image of the Company or its clients or customers; (vii) the willful commission by Roth of an act which constitutes unfair competition with the Company or which induces any employee or customer of the Company to break a contract with the Company or (viii) commit an offense involving moral turpitude under Federal, state or local laws or ordinances that may degrade him in society or bring him into public hatred, public disrepute, contempt, scorn, or ridicule, or that might shock, insult or offend the community or public morals or decency or prejudice the Company.

In the event of any such termination for “cause” above, Roth shall be entitled to (i) accrued and unpaid salary and vacation through the termination date, (ii) COBRA benefits for up to the applicable statutory period, provided Roth makes the appropriate voluntary contribution payments if required, and subject to applicable law and the requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than payments which are required by law to be provided to all discharged employees.

(B)           Voluntary Termination. Roth may voluntarily terminate his employment at any time during the term of this Agreement by providing the Company with ninety (90) days prior written notice of termination. In the event of any such voluntary termination by Roth, Roth shall be entitled to (i) accrued and unpaid salary and vacation through the termination date, (ii) COBRA benefits for the applicable statutory period, provided Roth makes the appropriate voluntary contribution payments, and subject to applicable law and the requirements of the Company’s health and insurance plans then in effect, and (iii) no other severance or other compensation benefits, other than those dictated by Plan rules and guidelines.

(C)           At the Election of the Company for Reasons Other Than Just Cause.  The Company may, immediately and unilaterally, terminate Roth’s employment hereunder at any time during the term of this Agreement without “cause” by giving sixty (60) days’ prior written notice to Roth of the Company’s election to terminate.  During such period, Roth will be available on a full-time basis for the benefit of the Company to assist the Company in matters relating to a transition.  In the event the Company exercises its right to terminate Roth under this Section, the Company agrees to pay Roth a severance or termination payment of nine (9) months’ salary at the then current base rate, earned or accrued bonuses and all earned or accrued vacation pay.  Such payment shall be payable in a lump sum within 10 business days from the date of termination or as otherwise negotiated by the parties. All stock options, warrants, restricted stock and other equity arrangements vested as of the date of termination, shall remain with Executive.  In the event of a termination under this Section 5(C), the Company may, at its option, retain Roth as a consultant on terms mutually agreed between the Company and Roth. If the payments required by this Section are not paid when due or within 360 days thereafter, then the noncompetition and non-solicitation provisions of Sections 1, 2 and 4 of the Employee Confidential Information and Inventions Assignment Agreement shall terminate.

(D)           Upon a Change in Control.  If within six  months following a Change of Control, as hereinafter defined, Roth’s employment is modified or terminated for no reason  a reason other than for disability, death or for cause as defined above, the termination shall be deemed a “Change of Control Termination” and this Article shall determine Executive’s severance package in addition to provisions described under Section 5(C) above. In the event the Company exercises its right to terminate the Roth under this Section, the Company agrees to pay the Roth through the end of the current term of the agreement and a severance or termination payment of nine  (9) months' salary at the then current base rate, earned or accrued bonuses and all earned or accrued vacation pay.  Bonuses shall be computed at a rate of 100% of the previous year’s bonus or an amount as negotiated between the parties.  Such payments shall be payable in a lump sum within 10 business days from the date of termination or as otherwise negotiated by the parties.  All Roth health benefits will continue to be paid in full by the Company through the term of the agreement.   All stock options, warrants, restricted stock and other equity arrangements vested as of the date of termination, shall remain with Roth.  In the event of a termination under this Section 5(D), the Company may, at its option, retain Roth as a consultant on terms mutually agreed between the Company and Roth. If the payments required by this Section are not paid when due or within 360 days thereafter, then the noncompetition and non-solicitation provisions of Sections 1, 2 and 4 of the Noncompetition, Confidentiality and Inventions Agreement shall terminate.

“Change of Control” shall be defined as follows:

(1)
the acquisition by any individual, entity or group not affiliated with the majority shareholder of the Company (a "Person") of 50% or more of either (i) the then outstanding shares of the Company’s common stock (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote;

(2)
consummation of a merger or sale or other disposition of all or substantially all of the assets of the Company not as a result of reorganization or bankruptcy under the Federal Bankruptcy Code, or as a result of the Company being placed in receivership (a "Corporate Transaction").  ;

6.           Confidential Information and Inventions Assignment Agreement.  In connection with his employment by the Company pursuant to the terms of this Agreement, Roth shall execute the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference.  This Agreement is an essential part of the subject matter and is incorporated by reference.

7.           Governing Law; Injunctive Relief.  This Agreement shall be governed by and construed in accordance with the internal laws of California and shall be deemed to be performable in the State of California.  Roth acknowledges that the breach or threatened breach of any of the provisions of this Agreement would give rise to irreparable injury to Company which injury would be inadequately compensable in money damages.  Accordingly, Company may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement or the Employee Confidential Information and Inventions Assignment Agreement executed in connection herewith, in addition to and not in limitation of any other legal remedies which may be available.  Roth further acknowledges and agrees that the agreements set out above are necessary for the protection of Company’s legitimate goodwill and business interests and are reasonable in scope, duration and content.

8.           Severability.  In case any one or more of the provisions contained in this Agreement or the Employee Confidential Information and Inventions Assignment Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Employee Confidential Information and Inventions Assignment Agreement, and  this Agreement and/or the Employee Confidential Information and Inventions Assignment Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to effect the purposes set forth herein and in the Employee Confidential Information and Inventions Assignment Agreement.

9.           Waivers and Modifications.  This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section.  No modification or waiver by the Company shall be effective without the consent of Roth and at least a majority of the Board (excluding Roth, if Roth is a director) then in office at the time of such modification or waiver.  No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement and the Employee Confidential Information and Inventions Assignment Agreement set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

10.           Assignment.  Roth acknowledges that the services to be rendered by him are unique and personal in nature.  Accordingly, Roth may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall be freely assignable and shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any successor to the Company’s capital stock or assets by reason of any sale of stock or assets, merger, sale or other form of business combination where the Company is not the surviving entity.

11.           Acknowledgments.  Roth hereby acknowledges and recognizes that the enforcement of any of the provisions of the Employee Confidential Information and Inventions Assignment Agreement may interfere with the Roth’s ability to pursue a livelihood in the same business as the Company.  Notwithstanding the foregoing, Roth represents that he is knowledgeable about the business of the Company and further represents that he is capable of pursuing, and willing to pursue, a career in other industries to earn a proper livelihood.  In addition the parties acknowledge and agree that all terms of this Agreement remain in full force and effect, regardless of whether the contingencies stated in this Agreement are met, including but not limited to those stated in Paragraph 2, and/or Roth’s employment is terminated with or without cause, whether during the Term or thereafter.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

ROTH:
AFH Holding II, Inc. (to be renamed First Blush Brands, Inc.)

/s/ AMIR F. HESHMATPOUR		By:	/s/ ANTHONY G. ROTH
Name:	Amir F. Heshmatpour		Anthony G. Roth
Title:	President		Executive

Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by AFH Holding II, Inc., to be renamed First Blush Brands, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.             Confidential Information Protections.

1.1           Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2           Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3           Third Party Information.  I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4           No Improper Use of Information of Prior Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.             Inventions.

2.1           Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” or “Intellectual Property” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.  Any and all Inventions or Intellectual Property of the Company shall be considered Confidential Information.

Work for Hire. To the extent that I create Inventions or Intellectual Property in connection with or as a result of my employment with the Company, I acknowledge and agree that all results and proceeds of my services and activities in that regard (including all original ideas in connection therewith and any physical materials created by me) are and shall be created within the scope of my employment by Company, or shall be deemed to have been specially commission for the Company, as the case may be, and I further acknowledge and agree that said results and proceeds are and shall be deemed a “work made for hire” within the meaning of the United States Copyright Law with the Company being deemed the sole author of such work and owner of all such results and proceeds (including, without limitation, all copyrights and renewals) for all purposes.  Company entering into this Agreement with me and compensating me as an employee shall constitute full and complete consideration for such results and proceeds.  In the event such results and proceeds are determined not to be a “work-made-for-hire,” then I hereby irrevocably and exclusively assigns to Company, its successors, licensees and assigns, in perpetuity, throughout the universe, all rights (including, without limitation, all copyrights and renewals and extensions thereof) in and to such results and proceeds of my services. I acknowledge that Company is and shall be the sole and exclusive owner of all rights of every kind and nature in and to my original ideas and contributions, if any, created in connection with my employment with the Company, and Company shall have the right to use, refrain from using, change, modify, add to or subtract from, and to exploit, advertise, exhibit, fix, release, distribute and otherwise turn to account, any or all of the foregoing in any manner and in any and all media, whether now known or hereafter developed, throughout the universe, in perpetuity, in any and all languages, as Company in its sole discretion shall determine.  Furthermore, I hereby expressly waive, in perpetuity, without limitation, any and all right in law, equity or otherwise, which I may have or claim to have with respect under any law relating to the “moral rights of authors” or any similar law throughout the universe or as a result of any alleged infringement of said “moral rights of authors” or any similar laws and I agree not to institute any action on the grounds that any changes, deletions, additions use or otherwise of the Intellectual Property created by me during my employment with Company has violated the my “moral rights.”

Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.2           Assignment of Company Inventions.  Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”  Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.3           Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.4           Government or Third Party.  I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.5           Enforcement of Intellectual Property Rights and Assistance.  During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.6           Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.           Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.           Additional Activities.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.           Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  I agree that if I return my Company computer or Company equipment to the Company and it contains any non-Company related information, the Company has no obligation to save, secure or supply me with copies of such information.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.           Notification Of New Employer.  If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.           General Provisions.

7.1           Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2           Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3           Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4           Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5           Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6           Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7           Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8           Export.  I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9           Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE: I have read, understand, and Accept this	COMPANY: Accepted and agreed:
agreement and have been given the opportunity to Review it with independent legal counsel.	_______________________________________________
_______________________________________________	(Signature)
(Signature)
By:
By:	_______________________________________________
_______________________________________________
Title:
Title:	_______________________________________________
_______________________________________________
Date:
Date:	_______________________________________________
_______________________________________________
Address:
Address:	_______________________________________________
_______________________________________________

EXHIBIT A

INVENTIONS

1.           Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

              ☐         None

              ☐         See immediately below:

2.           Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.           Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.